SCHEDULE A
Amended as of June 25, 2020

to the

EXPENSE LIMITATION AGREEMENT

dated January 22, 2016 between

GALLERY TRUST

and
MONDRIAN INVESTMENT PARTNERS LIMITED

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Maximum Annual Operating Expense Limit	Initial Term End Date
Mondrian International Value Equity Fund	0.74%	February 28, 2021
Mondrian Emerging Markets Value Equity Fund	0.92%	February 28, 2021
Mondrian International Government Fixed Income Fund	0.60%	February 28, 2021
Mondrian U.S. Small Cap Equity Fund	0.90%	February 28, 2021
Mondrian Global Listed Infrastructure Fund	0.95%	February 28, 2021
Rothko Emerging Markets Equity Fund	0.92%	February 28, 2021
Mondrian Global Equity Value Fund	0.74%	February 28, 2022

ACKNOWLEDGED AND ACCEPTED BY:

GALLERY TRUST

/s/Michael Beattie
Name: Michael Beattie
Title: President

MONDRIAN INVESTMENT PARTNERS LIMITED

/s/David Tilles
Name: David Tilles
Title: Executive Chairman

A-1